Exhibit 4.86

The Loan Agreement (the "Agreement") is entered into as of July 26, 2013 among the following parties in Beijing, the People's Republic of China (the "PRC"):

LENDER: Zhengyong Information Technology (Shanghai) Co., Ltd.
Registered address: Room 1312, Dong fang Road, Shanghai, PRC.

BORROWER A: Lin Yang
ID No.: 371100197603010016

BORROWER B: Cao Chen
ID No.: 360103197609091714

WHEREAS,

1.	Lender, a company with limited liability duly organized and validly foreign owned enterprise existing in P.R.China

2.	The Borrowers desire to establish a company, whose registered capital will be RMB20 million and Borrower A and Borrower B will respectively hold 70% and 30% of the equity interest in the Company.

3.	The borrower desire to borrow a loan (the “Loan”) from the Lender to invest in the company, The Lender agrees to provide the Loan to Borrowers.

THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements.

ARTICLE 1. LOAN

1.1 Lender agrees to provide the Loan to Borrower A and Borrower B respectively RMB 25,302,092.16 and RMB10, 843,753.78.

1.2 The Loan shall only be used by Borrowers to the contribution of the registered capital of the Company. Without Lender's prior written consent, Borrowers shall not use the Loan for any other purpose or transfer or pledge their interests in the Company to any third party.

ARTICLE 2. LOAN REPAYMENT

2.1 The lender shall pay to the designated account of the borrower loan amount in ten days after the signing of this agreement.

ARTICLE 3. LOAN PERIOD, REPAYMENT AND INTEREST

3.1 for such Loan shall be ten (10) years which may be extended upon the agreement of the Parties (the "Term"). Notwithstanding the foregoing, in the following circumstances, Borrowers shall repay the Loan regardless if the Term has expired:

3.1.1 Borrowers decease or become a person without legal capacity or with limited legal capacity;

3.1.2 Borrowers commit a crime or are involved in a criminal act; or

3.1.3 Lender or its designated assignee can legally purchase Borrower's interest in the Company under the PRC law and Lender chooses to do so.

3.2 Borrowers can only repay the Loan by transferring all of their interests in the Company obtained by using the Loan to Lender or a third party designated by Lender when such transfer is permitted under the PRC law. Lender and Borrowers hereby jointly agree and confirm that Lender has the right to, but has no obligation to, purchase or designate a third party (legal person or natural person) to purchase all or part of Borrowers' shares in the Company at a price equal to the amount of the Loan when such purchase is allowed under the PRC law. If Lender or the third party assignee designated by Lender only purchases part of Borrowers' interest in the Company, the purchase price shall be reduced on a pro rata basis.

3.3 In the event when Borrowers transfer their shares in the Company to Lender or a third party transferee designated by Lender, (i) if the actual transfer price paid by Lender or the third party transferee equals or is less than the principal amount of the Loan, the Loan shall be deemed as interest free; or (ii) if the actual transfer price paid by Lender or the third party transferee is higher than the principal amount of the Loan, the amount exceeding the principal amount of the Loan shall be deemed as an interest accrued on the Loan and paid by Borrowers to Lender in full.

ARTICLE 4. CONFIDENTIALITY

4.1 Without prior approval of the parties, any party shall keep confidential the content of the agreement, and shall not disclose to any other person the content of the agreement or make any public disclosure of the content hereof. However, the article does not make any restrictions on (i) any disclosure made in accordance with relevant laws or regulations of any stock exchange market; (ii) any disclosed information which may be obtained through public channels, and is not caused so by the defaulting of the disclosing party; (iii) any disclosure to shareholders, legal consultants, accountants, financial consultants and other professional consultants of any parties; or (iv) disclosure made to one party's potential buyer of shares/assets, other investors, debt or share financing providers, and the receiving party shall make proper confidentiality undertakings (in the event that the transfer party is not Lender, the approval from Lender shall be obtained as well).

ARTICLE 5. SETTLEMENT OF DISPUTES

5.1 The execution, validity, interpretation, performance, implementation, termination and settlement of disputes of this Agreement shall be governed by the laws of People's Republic of China.

5.2 any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. If such consultation fails, such dispute can be submitted to Arbitration. The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission in Beijing. The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 6. EFFECTIVENESS

This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

ARTICLE 7. AMENDMENT

All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in writing, agreed by all of the Parties.

ARTICLE 8.MISCELLANEOUS

8.1 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

8.2 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement

8.3. Part of terms is invalid or unenforceable of this agreement shall not void any other terms’ validity and effective.

8.4 This Agreement is executed in three (2) counterparts. Each Party shall each hold one counterpart.

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[Execution page only]

LENDER:

Zhengyong Information Technology (Shanghai) Co.
Seal:
Authorized Representative:

BORROWER A: Lin Yang

(Signature)

BORROWER B: Cao Chen

(Signature)